Exhibit 99.1
CONTACT:
R. Dirk Allison
Senior Vice President and Chief Financial Officer
(214) 922-9711
ODYSSEY HEALTHCARE STOCKHOLDERS APPROVE PROPOSED ACQUISITION
BY GENTIVA HEALTH SERVICES
DALLAS, TEXAS (August 9, 2010) — Odyssey HealthCare, Inc. (NASDAQ: ODSY), one of the largest providers of hospice care in the United States, today announced that its stockholders have adopted the previously announced merger agreement providing for the acquisition of Odyssey by Gentiva Health Services, Inc. (NASDAQ: GTIV). At today’s special meeting of Odyssey stockholders, holders of approximately 80.4% of the outstanding shares of Odyssey common stock entitled to vote at the meeting voted to adopt the merger agreement and approve the merger.
“We are pleased with the outcome of today’s vote and appreciate the support of our stockholders,” said Bob Lefton, Odyssey’s Chief Executive Officer.
If the proposed merger is completed, Odyssey’s stockholders will receive $27 in cash for each outstanding share of Odyssey common stock they hold.
Odyssey expects to complete the proposed merger on or about August 16, 2010.
About Odyssey HealthCare, Inc.
Based in Dallas, Texas, Odyssey is one of the largest providers of hospice care in the country in terms of both average daily patient census and number of locations. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Forward-looking Statements
Certain statements contained in this press release and that will be contained in the presentation are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release and in the presentation to differ materially from those anticipated or implied by the forward-looking statements. The Company faces additional risks, uncertainties and assumptions associated with the Agreement and Plan of Merger, dated as of May 23, 2010, among the Company, Gentiva Health Services, Inc. and GTO Acquisition Corp. (attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 24, 2010). Such risks, uncertainties and assumptions include, but are not limited to, the expected timing of the completion of the transaction; management plans regarding the transaction; the inability to complete the transaction due to the failure to satisfy the conditions required to complete the transaction; the risk that the businesses of the Company and Gentiva will not be integrated successfully, or will take longer than anticipated; the risk that expected cost savings from the transaction will not be achieved or unexpected costs will be incurred; any statements of the plan, strategies and objectives of management for future operations; the risk that disruptions from the transaction will harm relationships with employees, referral sources, patients and suppliers; and the outcome of litigation and regulatory proceedings to which we may be a party. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained in this press release and in the presentation to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.
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